Exhibit 23

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Form S-8 for the Company’s Citizens First Savings Bank 401(k) Plan (Registration No. 333-74218), Citizens First Bancorp, Inc. 2001 Stock-Based Incentive Plan (Registration No. 333-98199), Citizens First Bancorp, Inc. Management Restricted Stock Purchase Plan (Registration Nos. 333-100516 and 333-122417) and in the Registration Statement on Form S-3 for the Citizens First Bancorp, Inc. Dividend Reinvestment and Optional Cash Purchase Plan (Registration No. 333-122417) of our report dated April 26, 2005 relating to the effectiveness of Citizen First Bancorp, Inc.’s internal control over financial reporting as of December 31, 2004, which is included in the Company’s Annual Report on Form 10-K/A, Amendment No. 1, for the year ended December 31, 2004.

/s/ BDO SEIDMAN, LLP

Grand Rapids, Michigan
April 28, 2005